Exhibit 10.1

*** Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

TRADEMARK CO-OWNERSHIP AGREEMENT

This TRADEMARK CO-OWNERSHIP AGREEMENT ("Agreement"), dated October 29, 2013 (the "Effective Date"), is made by and between H.D.D., LLC, a California limited liability company ("HDD") and Daryl R. Groom, an individual residing in Healdsburg, CA ("Groom").

RECITALS

A.	Groom is the owner of the colby red trademark (the "Trademark") for use in connection with wine. Registration of the Trademark on the U.S. Principal Register issued on November 1, 2011 and been assigned Registration No. 4,050,621 (the "Registration").

B.	Groom has been selling wine under the Trademark, both individually and with the assistance of third parties, since 2010.

C.	Groom desires to identify a co-owner of the Trademark who will become primarily responsible for the production, packaging, marketing, distribution, export and sale of wine sold under the Trademark.

D.	HDD is interested in becoming a co-owner of the Trademark on the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Wine Product. "Wine Product" means wine packaged, distributed or sold under the Trademark.

(b) Case. "Case" means 9 liters of Wine Product packaged for sale to consumers (e.g. 12 750ml bottles or 6 1.5L bottles).

(c) Case Sold. "Case Sold" means a Case of Wine Product distributed to a third party and for which HDD has actually received Gross Revenue. The parties understand and agree Promotional Product (as defined below) is excluded from the calculation of the number of Cases Sold.

(d) Trademark Assets. " Trademark Assets" means all right, title, and interest in and to (i) the Trademark and any pending applications, registrations, domain names, trade dress, label designs (including any artwork, the copyrights therein and the goodwill associated therewith), bottle designs, and other designs used solely in connection with Wine Product, (ii) all written formulae, recipes, and blending procedures and instructions and manufacturing know-how and other know-how used in the production of Wine Product, (iii) any copyrights used solely in the marketing, distribution and sale of Wine Product, (iv) all of the advertising campaigns and layouts, designs for point of sale materials (including any artwork, the copyrights therein and the goodwill associated therewith) used solely on Wine Product, and (v) the goodwill associated with all of the foregoing and all rights of recovery for past infringement thereof.

(e) Trademark Asset Valuation. "Trademark Asset Valuation" means the value of the Trademark Assets as calculated using the methodology set forth in Exhibit B to this Agreement.

(f) Work Product. "Work Product" means all work product designed, developed, conceived or reduced to practice in connection with the Trademark Assets. Work Product includes, without limitation, marketing and promotional materials.

(g) Event of Bankruptcy. "Event of Bankruptcy" means any of the following circumstances: (i) the party becomes insolvent, or a petition in bankruptcy or for reorganization is filed by or against him or it, or any insolvency proceedings are instituted by or against him or it or (ii) the party makes an assignment for the benefit of his or its creditors, is placed in the hands of a receiver, or liquidates his or its business.

2. Co-ownership of Trademark Assets. Groom hereby irrevocably (except for the Groom Termination Right (as defined below)) assigns and transfers to HDD an undivided one-half (50%) ownership in all right, title and interest he has, or may acquire, in and to the Trademark Assets including, without limitation, the Trademark. On or before the execution of this Agreement, Groom must execute, notarize and deliver to HDD a Trademark Assets Assignment in the form attached to this Agreement as Exhibit A.

3. Wine Product Responsibilities.

(a) Production, Distribution and Sale.

(1) HDD must use commercially reasonable efforts to produce, package, market, distribute, export and sell Wine Product. HDD has sole discretion in defining the marketing, distribution, export and sale of the Wine Product; except, however, that changes in price are subject to Groom's prior consent such consent not to be unreasonably withheld or delayed.

(2) Without limiting HDD's rights and responsibilities set forth in Section 3(a)(1) above, Groom agrees to provide winemaker services consistent with industry standards in connection with the production of the Wine Product. As winemaker, Groom has primary responsibility for the production of the wine (the "Production Process") including, without limitation, selection of varietals, sourcing of materials, production methodology, blending and overall quality control. The Production Process is subject to the approval of HDD such approval not to be unreasonably withheld or delayed.

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(3) This Agreement sets forth each party's exclusive right and obligation to produce, package, market, distribute, export or sell Wine Product.

(4) On the request of HDD, Groom agrees to support HDD with the following activities related to the Trademark: brand development, package and design, promotional plans, brand positioning, pricing and promotion coordination with sales (the "Support Activities"). Groom is solely responsible for his costs associated with the Support Activities including, without limitation, travel and lodging.

(5) On the request of HDD, Groom agrees to use his best efforts to have his wife, Lisa Groom ("Lisa"), and his son, Colby Groom ("Colby"), assist with, and participate in, the Support Activities. Groom understands and agrees that the sole monetary compensation under this Agreement is the Groom Revenue and the Charitable Allocation (as defined below) and that Lisa and Colby will not receive additional compensation for the Support Activities. Groom further understands and agrees that the participation of Colby and Lisa in the Support Activities is a material provision of this Agreement.

(b) Maintenance Of Trademark Registrations. HDD agrees to use commercially reasonable efforts to maintain in good standing the registrations of the Trademark in the United States and in any other jurisdictions where the Trademark is accepted for registration.

4. Compensation.

(a) Compensation to Groom. HDD agrees to pay Groom as follows:

(1) HDD shall pay Groom $*** per Case Sold (the "Groom Revenue") and Groom shall allocate $*** per Case of the Groom Revenue to charity.

(2) HDD shall allocate an additional $*** per Case Sold for distribution to charitable causes for a total of $*** per case for charity (the "Charitable Allocation").

(3) Except for the Groom Revenue and the Charitable Allocation, HDD retains all revenue received from the sale of Wine Product.

(b) Payment of Groom Revenue. The Groom Revenue is calculated on a quarterly basis. HDD shall pay the Groom Revenue within thirty (30) days following the end of each quarter. Payment of the Groom Revenue shall be preceded or accompanied by a report delivered to Groom setting forth in reasonable detail the Case sales on which such Groom Revenue is based, as well as other information reasonably requested by Groom for the purpose of reconciling and monitoring amounts of the Groom Revenue payable under this Agreement.

5. Charitable Distributions.

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(a) Groom has the right to allocate the Charitable Allocation to one or more recipients (each a "Donee"). Groom will direct and allocate the Charitable Allocation subject to HDD's consent, such consent not to be unreasonably withheld or delayed.

(b) The Charitable Allocation is calculated on a quarterly basis. HDD shall make the accrued Charitable Allocation available for distribution within thirty (30) days following the end of each quarter. HDD agrees to promptly comply with the written instructions from Groom as to how the Charitable Allocation, or any portion thereof, should be distributed to a Donee.

(c) Each Donee must meet the following criteria:

(1) The Donee must meet all federal and state statutory and regulatory requirements for a tax deductible contribution.

(2) A contribution to the Donee must not damage or undermine, in any manner, either party's personal or professional reputation and their respective goodwill nor damage or undermine, in any manner, the personal or professional reputation of any of their respective officers, directors, members, shareholders and employees.

(d) Any Charitable Allocation that has not been distributed within a tax year for HDD carries over to successive years and remains available for distribution as provide in this Section 5.

(e) For charitable and promotional purposes, HDD may distribute a commercially reasonable quantity of Wine Product to third parties without charge or at a reduced cost (the "Promotional Product").

(f) HDD agrees to make available to Groom a maximum of 50 Cases per year for charitable giving. HDD also agrees to produce approximately 30 3L bottles per year and make such large format bottles available to Groom for charitable giving. Such Cases and large format bottles are deemed to be Promotional Product under this Agreement.

6. Records; Audit Rights.

(a) For each quarter of the Term, HDD agrees to maintain for three (3) years, at its principal office, complete and accurate records and books of account with respect to its activities under this Agreement.

(b) On the request of Groom, and on a minimum of fifteen (15) business days prior written notice, HDD agrees to provide Groom, and his representatives, access during normal business hours to such records necessary to verify compliance with this Agreement and the accuracy of any payment of the Groom Income. If HDD has failed to pay any amount owing to Groom, HDD must promptly pay the amount past due. If the shortfall for any payment of the Groom Revenue is more than $*** or *** percent (***%) of the amount owed for such period, whichever amount is greater, HDD shall pay to Groom all reasonable costs incurred in connection with the audit for the applicable time period.

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7. Work Product. All elements of Groom's Work Product are co-owned by HDD and Groom. Groom hereby assigns, and on the creation of each element of his Work Product does automatically assign, to HDD, its successors and assigns, a one-half (50%) undivided interest of all United States and international copyrights and all other intellectual property rights throughout the world in each element of the Work Product.

8. Notification of Adverse Uses of the Trademark.

(a) Each party agrees to promptly notify the other party in writing on first becoming aware of any adverse use or uses of the Trademark or any of the other Trademark Assets. Each party agrees to take no other action of any kind without first obtaining the other party’s prior written consent.

(b) HDD and Groom must mutually agree on any course of action, if any, against the adverse user.

(c) If HDD and Groom agree to initiate any legal proceedings on account of such infringement, HDD and Groom each agree to cooperate to the extent reasonably necessary to protect the Trademark and the other Trademark Assets including without limitation, being joined as a necessary or desirable party to such proceeding.

(d) Unless otherwise agreed in a writing signed by both parties, HDD and Groom are each responsible for one-half (50%) of all costs and fees incurred in protecting the Trademark and the other Trademark Assets. In the event HDD advances any costs or fees on behalf of Groom, HDD has the right to offset such costs and fees due to HDD against the Groom Revenue and Groom's portion of the Charitable Allocation.

9. Third Party Claims.

(a) HDD and Groom must mutually agree on any course of action if claims or suits are made by a third party asserting that the use of any of the Trademark or any of the other Trademark Assets infringe the rights of such third party, or if either party learns that a third party has, or claims to have, rights that would or might conflict with HDD’s use of the Trademark or any of the other Trademark Assets.

(b) Neither party has the right, without the other party's prior written consent, to acknowledge the validity of the claim of a third party, to obtain or seek a license from a third party, or to take any other action that might impair the ability of either party to contest the claim of a third party.

(c) Each party agrees to cooperate to the extent reasonably necessary to protect the Trademark or any of the other Trademark Assets, or to reduce any damages that may arise from the third party claim.

(d) Unless otherwise agreed in a writing signed by both parties, HDD and Groom are each responsible for one-half (50%) of all costs and fees incurred in defending the Trademark and the other Trademark Assets. In the event HDD advances any costs or fees on behalf of Groom, HDD has the right to offset such costs and fees due to HDD against the Groom Revenue and Groom's portion of the Charitable Allocation.

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10. Confidential Information.

(a) Definition. For the purposes of this Agreement, “Confidential Information” means (i) the existence and terms and conditions of this Agreement, (ii) all business, financial, technical and other information arising from the production, packaging, marketing, distribution, export and sale Wine Product and any other business information arising from or related to the Trademark, (iii) all information about the disclosing party’s business or activities that is proprietary and confidential (including information from or about vendors or suppliers). Confidential Information includes, without limitation, all business, financial, technical and other information of a party marked or designated by such party as “confidential” or “proprietary” at the time of disclosure or which a reasonable person would recognize as confidential or proprietary under the circumstances of disclosure.

(b) Exclusions. Confidential Information does not include the following information: (i) is in or enters the public domain without breach of this Agreement, (ii) is lawfully received by the receiving party from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) is rightfully known by the receiving party prior to receipt from the disclosing party or (iv) is developed by the receiving party independently of any information originating from the disclosing party.

(c) Confidential Information Restrictions. Each party agrees (i) not to disclose to any third party, or use any Confidential Information disclosed by the other party, except as expressly permitted in this Agreement and (ii) that such party will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in his or its possession or control, which will in no event be less than the measures used to maintain the confidentiality of their own information of similar importance.

(d) Limitations. Notwithstanding the foregoing restrictions on use and disclosure of Confidential Information, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority to which the party is subject, or otherwise as required by law, provided that the disclosing party uses reasonable efforts to request confidential treatment of the disclosed information or a protective order before such disclosure; or (ii) on a “need-to-know” basis to legal counsel, accountants and business consultants who are under an obligation of confidentiality no less restrictive than as set forth in this Section 10.

11. Representations.

(a) Representations by HDD. HDD warrants and represents to Groom that the following statements are true and correct as of the Effective Date of this Agreement:

(1) Authority and Power. HDD has full right, power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and once executed and delivered, this Agreement shall be valid and fully binding on HDD and enforceable in accordance with all its terms.

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(2) No Breach. The execution and delivery by HDD of this Agreement does not, and the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of, default, termination, or acceleration of the time of performance of any obligation, forfeiture or event, or creation of any lien, claim, interest, encumbrance, or other right under (or upon the giving of notice or the lapse of time, or both, will result in any conflict with, breach or violation of, default, termination or acceleration of the time of performance of any obligation, forfeiture or event or creation of any lien, claim, interest, encumbrance or other right under) any terms or provisions of any statute, rule, regulation, judicial or governmental decree, order or judgment, mortgage, deed of trust, indenture, agreement or other instrument to which HDD is a party or by which HDD is bound.

(b) Representations By Groom. Groom represents and warrants to HDD that the following statements are true and correct:

(1) Authority and Power. Groom has the full right, power, legal capacity and authority to execute, deliver and perform his obligations under this Agreement, and once executed and delivered, this Agreement shall be valid and fully binding on Groom and enforceable in accordance with all its terms.

(2) No Breach. The execution and delivery by Groom of this Agreement does not, and the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of, default, termination, or acceleration of the time of performance of any obligation, forfeiture or event, or creation of any lien, claim, interest, encumbrance, or other right under (or upon the giving of notice or the lapse of time, or both, will result in any conflict with, breach or violation or, default, termination or acceleration of the time of performance of any obligation, forfeiture or event or creation of any lien, claim interest, encumbrance or other right under) any terms or provisions of any mortgage, deed of trust, indenture, agreement or other instrument to which Groom is a party or by which Groom is bound.

(3) Title to Trademark Assets. Groom has good and marketable title to the Trademark Assets. On execution of this Agreement, HDD will acquire good and marketable title to the Trademark, free and clear of any and all claims, liens, charges, security interests, or encumbrances of any and all kind.

(4) Infringement. Groom does not have any knowledge of any infringement or alleged infringement by others of the Trademark. Groom has not infringed, and is not now infringing, on any intellectual property rights belonging to any other person, firm, or corporation and related to the Trademark. Groom is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any of the Trademark.

12. Transfer of Trademark Assets.

(a) Restriction on Transfers. Groom must obtain the prior written consent of HDD to sell, assign, pledge, encumber, hypothecate, or in any other manner transfer his or its ownership interest in the Trademark Assets, or any portion thereof, whether voluntarily or by operation of law (a "Transfer"). Any Transfer (or purported Transfer) without such prior written consent is null and void.

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(b) HDD Right of Sale. Beginning on the third anniversary of the Effective Date and continuing thereafter, HDD has the right, in its sole discretion, to sell all or substantially all of its ownership interest in the Trademark Assets subject to the following procedure:

(1) First Right of Purchase. Groom has the first right to purchase HDD's ownership interest in the Trademark Assets.

(2) Sale to Independent Party. If HDD and Groom are unable to agree on purchase terms within twenty one (21) days after beginning negotiations, HDD has the right to sell its ownership interest in the Trademark Assets to an independent third party in an arms-length transaction (an "Independent Purchaser").

(A) Sale Notice. If HDD receives a bona fide offer from an Independent Purchaser to purchase all or a substantial portion of HDD's interests in the Trademark Assets which HDD intends to accept, HDD shall give prompt written notice thereof to Groom (the "Sale Notice"). The Sale Notice shall describe in reasonable detail the terms of the proposed sale including, without limitation, the consideration to be paid and the name and address of the prospective purchaser. The Independent Purchaser is subject to the prior approval of Groom such approval not to be unreasonably withheld or delayed. A qualified wine company is deemed to be an acceptable Independent Purchaser for the purposes of this Agreement.

(B) Agreement Runs with the Assets. Until terminated, this Agreement shall run with the Trademark Assets; the Independent Purchaser must purchase the Trademark Assets subject to the terms and conditions of this Agreement.

(C) Right of First Refusal. Groom has the right of first refusal to purchase the Trademark Assets from HDD until the date that is twenty one (21) days after delivery of the Sale Notice (the "Rights Period"). Groom shall have the right, but not the obligation, to purchase the applicable Trademark Assets on the same terms and conditions as the pending bona fide offer by delivering written notice thereof to HDD.

13. Term. This Agreement commences on the Effective Date and continue in effect until terminated as provide in this Agreement ("Term").

14. Termination.

(a) Groom Right of Termination for Cause.

(1) Groom has the right to terminate this Agreement, by providing thirty (30) days prior written notice to HDD, on the occurrence of one of the following ("Groom's Termination Right"):

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(A) The number of Cases Sold in the first year of this Agreement is less than *** Cases; or

(B) The number of Cases Sold in the second year of this Agreement is less than *** Cases.

(C) The number of Cases Sold in the third year of this Agreement, or any year thereafter, is less than *** Cases.

(2) Groom must exercise Groom's Termination Right by sending the required notice within sixty (60) days of the end of the applicable year.

(b) Termination by HDD for Cause. HDD has the right to terminate this Agreement in the event of a material breach of this Agreement by Groom, provided HDD gives written notice to Groom identifying details of the nature of the breach. On receipt of the written notice, Groom then has thirty (30) days to cure the breach. If the breach is not cured within the specified period, HDD may terminate this Agreement on written notice to Groom. Termination is effective on receipt of such written notice.

(c) HDD Right of Immediate Termination. HDD has the right to immediately terminate this Agreement, by providing written notice to Groom, on the occurrence of one or more of the following:

(1) Loss of rights or exclusivity to the Trademark, or any portion thereof;

(2) HDD and Groom (including their respective successors and assigns) cease being co-owners of the Trademark;

(3) On an Event of Bankruptcy by Groom;

(4) The death or incapacity, either physical or mental, of Groom; or

15. Effect of Termination.

(a) Effect of Termination by Groom. If this Agreement terminates based on Groom exercising Groom's Termination Right:

(1) All Trademark Assets revert back to Groom. HDD agrees to promptly execute an assignment, in a form reasonably agreeable to both Groom and HDD, transferring all such Trademark Assets to Groom.

(2) Groom shall purchase all of HDD's then current Wine Product inventory and all wine in production and previously designated for use as Wine Product. The purchase price for such wine inventory is HDD's cost of production and must be paid within 60 days of the date of termination.

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(b) Effect of Other Termination Events. Except for termination based on Groom's Termination Right, the following applies to the termination of this Agreement (but only on termination of the Agreement and only when such termination is not based on Groom's Termination Right):

(1) Groom Purchase Right. Groom has the right, but not the obligation, to purchase HDD's ownership interest in the Trademark Assets ("Groom Option") exercisable by delivering written notice thereof to HDD or its successors or assigns within 10 days of receiving notice of termination under Section 14. The purchase price paid to HDD by Groom shall be HDD's portion of the Trademark Asset Valuation based on its then current ownership percentage in the Trademark Assets.

(2) HDD Purchase Right. If Groom does not exercise the Groom Option, HDD has the right, but not the obligation, to purchase Groom's ownership interest in the Trademark Assets ("HDD Option") exercisable by delivering written notice thereof to Groom or his successors, heirs, legal representatives or assigns within 10 days of the expiration of the Groom Option. The purchase price paid to Groom by HDD shall be Groom's portion of the Trademark Asset Valuation based on his then current ownership percentage in the Trademark Assets.

(3) Abandonment of Trademark. If HDD does not exercise the HDD Option and Groom does not exercise the Groom Option, the parties mutually agree that the Trademark is abandoned and neither party shall use the Trademark, or any confusingly similar variation thereof, for a minimum of three years following the termination date of this Agreement.

(4) Cease Operations. If HDD does not exercise the HDD Option, it has the right to immediately cease all activities arising from or related to producing, packaging, marketing, distributing, exporting and selling Wine Product. HDD has the right to sell off, in any commercially reasonable manner, all inventory of Wine Product as of the termination date.

16. Limited Relationship.

(a) Groom is an independent contractor. This Agreement is not, and shall not be construed to be, an agreement for an agency, partnership or joint venture.

(b) Groom does not have the right or authority to (i) make any representation that asserts or suggest the existence of an employer-employee relationship with HDD, (ii) act in any way to bind HDD to any obligation to a third party, or (iii) assume or create in writing or otherwise any obligation of any kind, express or implied, in the name of or on behalf of HDD unless specifically authorized to do so in writing by HDD and in accordance with the conditions specified by HDD.

(c) Groom will not be treated as an employee for state or federal tax purposes with respect to any services rendered under this Agreement. HDD shall, to the extent it is legally required to do so, file all necessary tax information and reports with federal, state, and local taxing authorities, including the Internal Revenue Service form 1099, to report all income of Groom arising under this Agreement. Groom represents and warrants that he will report all income earned pursuant to this Agreement and pay all federal, state and local self-employment taxes and other assessments required to be paid under law.

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17. Miscellaneous Provisions.

(a) Notices. Unless otherwise stated, all notices required under this Agreement shall be in writing and shall be considered given (i) when delivered personally, (ii) two (2) business day after dispatch, when sent via a commercial overnight carrier, fees prepaid, or (iii) on delivery when sent by facsimile transmission confirmed by a transmission report generated by the transmitting machine. All such notices will be addressed as follows:

If to HDD:

H.D.D., LLC

Attn: Phil Hurst

4035 Westside Road

Healdsburg, CA 95448

If to Groom:

Daryl Groom

2111 Mill Creek Road

Healdsburg, CA 95448

or to such other address or facsimile number as from time to time may be given in the manner permitted above.

(b) Entire Agreement Modification and Waiver. This Agreement contains the entire agreement among the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. There are no representations, warranties, covenants, promises, inducements, statements, agreements, arrangements, or understandings, oral or written, express or implied, between the parties hereto relating to the subject matter set forth herein which have not been fully expressed herein. No variation or modification of this Agreement shall be made except in writing signed by both parties. No waiver of any of the provisions and conditions hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. Waiver of any default or breach of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any prior, concurrent or subsequent default or breach. The waiver by one party of the performance of any convent, condition or promise shall not invalidate this Agreement nor shall it be considered to be a waiver by such party of any other covenant, condition or promise hereunder. The waiver by one party of the time for performing any act shall not constitute a waiver of the time for performing any other act or any identical act required to be performed at a later time by the other party.

(c) Assignment; Delegation; Binding Effect. HDD’s rights under this Agreement are assignable, and its duties may be delegated. Because HDD has entered into this Agreement based on the unique talents and capabilities of Groom, Groom’s rights under this Agreement are not assignable nor may Groom delegate his duties without the prior written consent of HDD. Any attempt by Groom to assign, transfer or delegate this Agreement is null and void. Without limiting the restrictions set forth in this paragraph, this Agreement is binding on and inures to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors and assigns.

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(d) Construction. This Agreement shall be construed as a whole in accordance with its fair meaning, the captions being for the convenience of the parties only and not intended to describe or define the provisions in the portions of the Agreement to which they pertain.

(e) Severability. If a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

(f) Remedies. Except as specifically provided herein, no right of remedy made available to any party hereunder is intended to be exclusive of any other right or remedy otherwise available to such party whether at law or in equity, and each and every right and remedy shall be cumulative and in addition to every other right or remedy otherwise available.

(g) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto, and their respective successors and assigns.

(h) Further Assurances. From time to time, at a party’s request and without further consideration, the other party to this Agreement shall execute and deliver any further instrument(s) and take such other actions as a party may reasonable require to complete more effectively the transactions contemplated under this Agreement and to carry out the terms and provisions of this Agreement.

(i) Survival. All of the terms and provisions of this Agreement intended to be observed and performed by the parties after the termination hereof, shall survive such termination and shall continue thereafter in full force and effect, subject to applicable statutes of limitations, including, without limitation, Sections 1, 10, 15, 16 and 17.

(j) Legal Representation. Each of the parties acknowledge that the law firm of Spaulding McCullough & Tansil LLP has prepared this Agreement and solely represents the interests of HDD. Groom each acknowledge that he has the right to seek independent legal and tax counsel concerning the terms and provisions of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The delivery of a party's signature by PDF file or facsimile is sufficient to bind that party.

(l) Governing Law; Venue. This Agreement is governed by the laws of the State of California, without reference to conflict of laws principles. All disputes arising out of this Agreement are subject to the exclusive jurisdiction and venue of the California state courts located in Sonoma County, California or the United States District Court for the Northern District of California.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Trademark Co-Ownership Agreement as of the date first set forth above.

COMPANY:

H.D.D. LLC,
a California limited liability company

By:
Phillip L. Hurst, Manager

Groom:

Daryl R. Groom

Exhibits:

A – Assignment

B – Valuation of Trademark Assets

C – Rights of Publicity Agreement

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EXHIBIT A

ASSIGNMENT OF TRADEMARKS

This Assignment of Trademarks ("Assignment"), dated October __, 2013, is made by Daryl Rex Groom ("Assignor") in favor of H.D.D., LLC, a California limited liability company ("HDD").

Assignor and HDD have entered into that certain Trademark Co-ownership Agreement of even date with this Assignment. Unless defined in this Agreement, all capitalized terms have the meeting set forth in the Trademark Co-ownership Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign and transfer to HDD an undivided one-half (50%) ownership in all right, title and interest he has, or may acquire, in and to the trademarks and/or service marks listed in Annex A attached hereto (collectively, the "Marks"), together with the on-going business to which the Marks pertain, all of the goodwill associated with and symbolized by such Marks, the registrations thereof and therefor, and any rights of Assignor to sue any third parties for any past infringement of or to the Marks, for the use and benefit of HDD and to prosecute such registrations in the United States Patent and Trademark Office and throughout the world.

This Assignment is binding on Assignor and his successors, heirs, legal representatives and assigns, and inures to the benefit of HDD and its successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have duly executed this Assignment of Trademarks.

ASSIGNOR:

Daryl R. Groom

[NOTARY ACKNOWLEDGMENT PAGE FOLLOWS]

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ACKNOWLEDGMENT

[insert notary acknowledgment]

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ANNEX A

List of Marks

U.S. Trademark	Registration No.	Registration Date

COLBY RED	4,050,621	11/01/2011

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EXHIBIT B

Valuation of the Trademark Assets

1. Mutual Agreement. HDD and Groom shall use their respective best efforts to mutually agree upon the fair market value of the Trademark Assets.

2. Appraisal. If Groom and HDD are unable to mutually agree on the fair market value of the Trademark Assets, either party may elect, at any time and in their sole discretion, to have the fair market value of the Trademark Assets determined by independent appraisal in accordance with the following procedures:

(a) Notice. The party electing to have an independent appraisal performed shall exercise the right by giving written notice to the other party as set forth in Section 17(a) of the Agreement. The date the notice is given to the other party is the "Appraisal Trigger Date."

(b) Selection.

(1) Groom and HDD shall jointly select one (1) appraiser with at least seven (7) years of experience appraising assets similar to the Trademark Assets (a "Qualified Appraiser") to serve as an appraiser for purposes of determining the fair market value of Trademark Assets (a "Designated Appraiser").

(2) If Groom and HDD fail to jointly select a Qualified Appraiser within fourteen (14) days after the Appraisal Trigger Date, HDD's President shall select a Qualified Appraiser to serve as the first Designated Appraiser. If HDD's President fails to select a Qualified Appraiser within twenty-one (21) days after the Appraisal Trigger Date, Groom shall select a Qualified Appraiser to serve as the first Designated Appraiser within thirty (30) days after the Appraisal Trigger Date.

(c) First Appraisal. The first Designated Appraiser shall, within thirty (30) days after designation, deliver to Groom and HDD a written report describing in reasonable detail its determination of the fair market value of Trademark Assets (the "First Appraisal"). Each party has seven (7) days after delivery of the First Appraisal to object to the First Appraisal, by delivery of a written notice of objection to the other party describing in reasonable detail the grounds for objection (the "First Objection Notice"). If neither party objects to the First Appraisal within the designated time, or a party does deliver a First Objection Notice but fails to select a second Designated Appraiser within the time period described in Section 2(d) of this Exhibit, the First Appraisal shall be deemed to be accepted by both parties and shall serve as the Trademark Assets Valuation for the purposes of the Agreement. Regardless of whether or not the First Appraisal is accepted, each of Groom and HDD shall pay one-half (1/2) of the fees charged by the first Designated Appraiser plus one-half (1/2) of all other costs relating to the determination of the Trademark Assets Valuation.

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(d) Second Appraisal. If either Groom or HDD objects to the First Appraisal within the time period described in Section 2(c) of this Exhibit B, the objecting party shall, within ten (10) days after delivery of the First Objection Notice, designate a second Qualified Appraiser to serve as the second Designated Appraiser. Such second Designated Appraiser shall, within thirty (30) days after designation, deliver to Groom and HDD a written report describing in reasonable detail its determination of the fair market value of Trademark Assets (the "Second Appraisal"). Either party has seven (7) days after delivery of the Second Appraisal to object to the Second Appraisal, by delivery of a written notice of objection to the other party describing in reasonable detail the grounds for objection (the "Second Objection Notice"). If neither party objects to the Second Appraisal within the designated time, or a party does deliver a Second Objection Notice but fails to select a third Designated Appraiser within the time period described in Section 2(e) of this Exhibit, the Second Appraisal shall be deemed to be accepted by both parties and shall serve as the Trademark Assets Valuation for the purposes of the Agreement. Regardless of whether or not the Second Appraisal is accepted, the party who objected to the First Appraisal shall pay all of the fees charged by the second Designated Appraiser and all other cost related to the Second Appraisal.

(e) Third Appraisal. If either Groom or HDD objects to the Second Appraisal within the time period described in Section 2(d) of this Exhibit, the objecting party shall, within ten (10) days after delivery of the Second Objection Notice, designate a third Qualified Appraiser to serve as the third Designated Appraiser. Such third Designated Appraiser shall, within fourteen (14) days after designation, deliver to Groom and HDD a written report describing in reasonable detail its determination of the fair market value of the Trademark Assets by reference to the information contained in the First Appraisal and the Second Appraisal only and not by conducting an independent appraisal (the "Third Appraisal"). The fair market value of Trademark Assets for purposes of determining the Trademark Assets Valuation shall then be determined by disregarding the appraisal that diverges the greatest from each of the other two appraisals, and taking the arithmetic mean of the remaining two appraisals. The party who objected to the Second Appraisal shall pay all of the fees charged by the third Designated Appraiser and all other cost related to such third appraisal.

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EXHIBIT C

Rights of Publicity Agreement

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